Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our audit report on the annual financial statements of Powerlink Digital Partners I, Inc. (the “Company”), for the period from inception to December 31, 2024 and of our report dated March 31, 2025 included in the Company’s Offering Statement on Form 1-A.

Assurance Dimensions

/s/ Assurance Dimensions
Tampa, Florida
June 5, 2025